Exhibit 10.22

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of November 13, 2007 between New Abraxis, Inc., a Delaware corporation (“New Abraxis”), and APP Pharmaceuticals, Inc., a Delaware corporation (“New APP”).

R E C I T A L S

A. Prior to the date hereof, Abraxis BioScience, Inc. (“Old Abraxis”) conducted both a hospital-based products business (the “Hospital-Based Products Business”) and a proprietary products business (the “Proprietary Products Business”).

B. Pursuant to the Separation and Distribution Agreement (“Separation Agreement”) dated as of the date hereof by and among New APP, New Abraxis, Abraxis BioScience, LLC and APP Pharmaceuticals, LLC, the Proprietary Products Business will be contributed to New Abraxis and the shares of the New Abraxis will be distributed to the shareholders of Old Abraxis. The Hospital-Based Products Business will be owned by New APP. Following the distribution, New Abraxis will change its name to Abraxis BioScience, Inc.

C. As result of the distribution (i) New Abraxis and New APP will be two separate publicly-traded companies, (ii) from and after the date hereof, New Abraxis, through a wholly-owned subsidiary, will operate the Proprietary Products Business and (ii) from and after the date hereof, New APP, through a wholly-owned subsidiary, will operate the Hospital-Based Products Business. The separation and distribution pursuant to the Separation Agreement is referred herein as the “Separation.”

D. Each of New Abraxis and New APP recognize that, after the Separation, certain aspects of the business or operations of each company may be similar to, or may compete with, the business or operations of the other company.

E. Prior to the date hereof, Dr. Patrick Soon Shiong has served as the Chairman and Chief Executive Officer of Old Abraxis.

F. Because of Dr. Soon-Shiong’s extensive involvement in the development and current operation of both the Hospital-Based Products Business and Proprietary Products Business, the boards of directors of New APP and New Abraxis (including the independent directors thereof) have determined that Dr. Soon-Shiong’s continued involvement as an officer and director of both New Abraxis and New APP after the Separation in the manner described herein, notwithstanding any actual or perceived conflict of interest, (i) will aid in the effective implementation of the Separation, in a manner that is in the best interests of the shareholders of Old Abraxis, and (ii) in the best interests of both New Abraxis and New APP, and their respective shareholders, going forward after the Separation.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the meanings assigned to such terms in this Section 1.

“APP Products” means (i) any generic or proprietary pharmaceutical products that were being manufactured or sold by the Abraxis Pharmaceutical Products division of Old Abraxis immediately prior of the date hereof, and (ii) any generic pharmaceutical products that are the subject of an ANDA submitted by Old Abraxis to, and accepted for filing by, the FDA prior to the date hereof. For the avoidance of doubt, APP Products do not include any marketed or developmental nanoparticle albumin bound products.

“Change in Control” shall mean (i) a sale, lease or other disposition of all or substantially all of the assets of the Party; (ii) a merger, consolidation, reorganization or other similar transaction or series of related transactions, which results in Party’s stockholders immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity; or (iii) any transaction or series of related transactions in which capital stock of a Party is issued by such Party, or transferred by such Party’s shareholders, to a person or group of related persons (as defined in Section 13(d) of the Securities Act of 1934, as amended), which results in such person(s) acquiring in excess of fifty percent (50%) of such Party’s outstanding voting power.

“New Abraxis Board” shall mean the board of directors of New Abraxis.

“New Abraxis Entities” shall mean (i) New Abraxis, (ii) New APP, LLC, and (iii) any other entities directly or indirectly controlled by New APP.

“New APP Board” shall mean the board of directors of New APP.

“New APP Entities” shall mean (i) New APP, (ii) New APP , LLC, (iii) Pharmaceutical Partners of Canada, Inc., and (iii) any other entities directly or indirectly owned by New APP.

“Party” shall mean either New Abraxis or New APP, as applicable.

“Principal New APP Business” shall mean the manufacture or sale of APP Products.

“Principal New Abraxis Business” shall mean (i) the development, sale, manufacture or distribution of proprietary biological or pharmaceutical products (other than APP Products), (ii) the development, sale, manufacture or distribution of any other products (other than APP Products) under development by Old Abraxis prior to the date hereof, and (iii) any other business or activities (other than the manufacture or sale of APP Products) resulting from agreements with third parties that were the subject of negotiations by Old Abraxis prior to the date hereof.

“Separation Documents” shall mean the Separation Agreement; the Transition Services Agreement dated of even date herewith among Abraxis BioScience, New Abraxis, Abraxis BioScience, LLC and APP Pharmaceuticals, LLC; the Employee Matters Agreement dated of even date herewith among Abraxis BioScience, New Abraxis, Abraxis BioScience, LLC and APP Pharmaceuticals, LLC; the Manufacturing Agreement dated of even date herewith between New Abraxis and APP Pharmaceuticals, LLC; and the Tax Allocation Agreement dated of even date herewith among Abraxis BioScience, New Abraxis, Abraxis BioScience, LLC and APP Pharmaceuticals, LLC.

“Dual Officers” shall mean (i) Patrick Soon-Shiong, (ii) Lisa Gopala and (iii) any other person who may be designated as a Dual Officer for purposes of this Agreement by the New APP Board and the New Abraxis Board, in each case for as long as such person is an officer or director of both New APP and New Abraxis.

2. Acknowledgements and Agreements of New APP. New APP acknowledges to and agrees with New Abraxis as follows:

a. The New APP Board has determined that:

(i) no Dual Officer shall have any obligation to present to any New APP Entity any business or corporate opportunity that may come to the attention of such Dual Officer, whether or not relating the business of New APP, other than business opportunities that (i) primarily relate to the Principal New APP Business and (ii) are expressly presented to such Dual Officer in his or her capacity as an officer or director of a New APP Entity; and

(ii) any business opportunity primarily relating to the Principal New Abraxis Business that is presented to a Dual Officer (in any capacity) shall not be deemed to be a corporate opportunity of any New APP Entity.

b. Except as expressly set forth herein or as may otherwise be agreed in writing by the parties, each Dual Officer may (i) act as an officer, director or employee of any New Abraxis Entity, and, in connection therewith, engage in any business or activity , (ii) devote such time and effort to the New Abraxis Entities as such Dual Officer deems appropriate, (iii) apportion his or her business time and effort between the New Abraxis Entities and the New APP Entities in such manner as he or she deems appropriate, in each case without any liability or obligation to New APP or its shareholders; provided, that nothing in this Agreement shall affect the right of the New APP Board to remove any Dual Officer as an officer of any New APP Entity at any time.

c. Each Dual Officer may receive a salary or other remuneration from either or both of New APP and New Abraxis.

d. No Dual Officer shall have any obligation to disclose to New APP (or the directors of New APP) any information regarding the Principal New Abraxis Business.

3. Acknowledgements and Agreements of New Abraxis. New Abraxis acknowledges to and agrees with New APP as follows:

a. The New Abraxis Board has determined that any business opportunity primarily relating to the Principal New APP Business that is presented to a Dual Officer (in any capacity) shall not be deemed to be a corporate opportunity of any New Abraxis Entity that such Dual Officer is required to present to New Abraxis.

b. Except as expressly set forth herein or as may otherwise be agreed in writing by the parties, each Dual Officer may (i) act as an officer, director or employee of any New APP Entity, and, in connection therewith, engage in business or activity, (ii) devote such time and effort to the New APP Entities as such Dual Officer deems appropriate, (iii) apportion his or her business time and effort between the New Abraxis Entities and the New APP Entities in such manner as he or she deems appropriate, in each case without any liability or obligation to New APP or its shareholders; provided, that nothing in this Agreement shall affect the right of the New Abraxis Board to remove any Dual Officer as an officer of any New Abraxis Entity at any time.

c. Each Dual Officer may receive a salary or other remuneration from either or both of New APP and New Abraxis.

d. No Dual Officer shall have any obligation to disclose to New Abraxis (or the directors of New Abraxis) any information regarding the Principal New APP Business.

4. Limitations.

a. Nothing in Section 2 above shall constitute an authorization or approval by New APP of any use or disclosure by a Dual Officer, on behalf of or for the benefit of any New Abraxis Entity, of any trade secret or other intellectual property right of any New APP Entity, or any other confidential information of any New APP Entity, which is disclosed to such Dual Officer in his or her capacity as an officer or director of a New APP Entity.

b. Nothing in Section 3 above shall constitute an authorization or approval by New Abraxis of any use or disclosure by a Dual Officer, on behalf of or for the benefit of any New APP Entity, of any trade secret or other intellectual property right of any New Abraxis Entity, or any other confidential information of any New Abraxis Entity, which is disclosed to such Dual Officer in his or her capacity as an officer or director of a New Abraxis Entity.

c. Notwithstanding Section 2(a)(i) above, no Dual Officer shall have any obligation to present to any New APP Entity any business opportunity relating to, and the “Principal New Abraxis Business” shall be deemed to include, the development, manufacture or sale by a New Abraxis Entity of (i) any products that have been (A) disclosed to and approved by the New APP Board prior to or after the date hereof, or (B) assigned or allocated to New Abraxis pursuant to the terms of the Separation Documents and (ii) any generic products as to which the ANDA is currently held by the former owner of New Abraxis’ Phoenix, Arizona manufacturing facility.

d. Nothing in this Agreement shall affect the rights or obligations of the parties under the Separation Documents.

5. Termination. This Agreement may be terminated (i) at any time by the mutual consent of the parties, (ii) by either party hereto upon 30 days’ written notice to the other party or (iii) by either party upon written notice to the other party in the event of a Change in Control of such party. Any termination by either party must be approved by at least a majority of the independent directors of such party.

6. Governing Law; Venue.

a. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of Delaware.

b. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located Los Angeles County in the State California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

7. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any of the matters or things herein provided for or hereinabove discussed all prior agreements, promises, representations and understandings relative thereto being herein merged.

8. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. Any amendment or waiver by either party must be approved by at least a majority of the independent directors of such party.

9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11. Attorneys’ Fees. If either party to this Agreement seeks to enforce his or its rights under this Agreement, the prevailing party shall be entitled to recover reasonable fees, costs and expenses incurred in connection therewith including, without limitation, the fees, costs and expenses of attorneys, accountants and experts, whether or not litigation is instituted, and including such fees, costs and expenses of appeals.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

NEW ABRAXIS, INC.

By:	/s/ Patrick Soon Shiong
Name:	Patrick Soon Shiong
Its:	Chief Executive Officer

APP PHARMACEUTICALS, INC.

By:	/s/ Patrick Soon Shiong
Name:	Patrick Soon Shiong
Its:	Chief Executive Officer